Exhibit 99.1

Kimball Electronics Announces Retirement of Chief Financial Officer Mike Sergesketter; Appoints Jana Croom as Successor

JASPER, Ind., April 29, 2021 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced that Vice President and Chief Financial Officer, Michael K. Sergesketter, will be retiring at the end of the fiscal year on June 30, 2021. Mr. Sergesketter, who has been in the role since 1996, will be succeeded by Jana Croom, the company’s Vice President of Finance.

“It is with mixed emotions we say farewell to our friend and colleague, Mike Sergesketter,” said Donald D. Charron, Chairman and Chief Executive Officer of Kimball Electronics. “Mike has been a trusted partner for decades, and his leadership and in-depth knowledge of our business will be sorely missed. On behalf of our Board of Directors and the entire company, I want to extend our sincere gratitude and appreciation to Mike for his dedication and service. We wish him the very best, he will always be a valued member of the Kimball Electronics family.”

In response to his retirement announcement, Mr. Sergesketter stated, “I want to thank Don, the leadership team, and the entire Kimball Electronics organization for the support and friendship over the last 40 years. I have been very fortunate to serve the company and the Dubois County community throughout my career, and I am leaving with friendships and memories that will last a lifetime. I congratulate Jana on her new role. In a short period of time, Jana’s insights and fresh perspective have made a meaningful impact on our team. I look forward to working with her to ensure a smooth transition for the business.”

With more than 20 years of experience in various areas of finance, Ms. Croom joined Kimball Electronics in January 2021 from NiSource Inc., one of the largest fully regulated utility companies in the United States. Her background includes strategic enterprise planning, leading a geographically diverse workforce, building effective teams and driving continuous improvement, along with a passion to support others in the community. She is a graduate of the College of Wooster and earned a Master’s degree in Business Administration from the Fisher College of Business at The Ohio State University. Ms. Croom also completed the Emerging Leaders Program from the Ross School of Business at the University of Michigan and was a cohort graduate of the McKinsey & Co. Black Executive Leadership Program.

Mr. Charron continued, “We are fortunate to have a leader of Jana’s caliber ready to assume the reins for this key position. Jana’s experience in financial management, strategy, and operations make her an ideal fit to move our organization forward.”

Commenting on her new role at Kimball Electronics, Ms. Croom said, “I am very excited about the opportunity to take over for Mike as CFO. Kimball Electronics has a distinguished history, a talented team, and a promising future with a strong company culture and a purpose of Creating Quality for Life. I look forward to working alongside Don and the other members of the leadership team to drive growth and enhance shareholder value.”

As previously announced, Kimball Electronics will report the results from the third quarter of fiscal 2021 on Wednesday, May 5, 2021, after the closing of the market. The company will hold a conference call and live webcast to review the results on Thursday, May 6, 2021, at 10:00 a.m. Eastern Time. Details of the conference call and live webcast are available on the Investor Relations page of the Kimball Electronics website.

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
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